XFormity and XML Global Announce Definitive Agreement to Merge

Dallas, Texas - August 18, 2004 - Software architecture and engineering company XFormity, Inc. announced today that it has signed a Definitive Agreement and Plan of Merger with XML-Global Technologies, Inc. (OTCBB: XMLG). The formal combined company will focus on the development of Quick Serve Restaurant (QSR) business intelligence and technology solutions.

Consummation of the merger is subject to the finalization of ancillary agreements, compliance with regulatory requirements and other customary conditions. It is estimated that closing will occur within the next 30 days.

As structured, the transaction will result in the XFormity shareholders, being issued a number of XML shares of common stock and warrants equal to approximately 50% of the total outstanding capitalization of XML on a fully diluted basis. XML will serve as a holding company for XFormity, which will continue as a wholly-owned operating company. The Board of Directors and executive officers of XML will be reconstituted with Mark Haugejorde serving as Chairman of the Board and as President and Chief Executive Officer of the company.

When consummated, the shares of common stock and warrants issuable to the XFormity shareholders will be held in escrow pending completion of the XFormity audited financial statements and pro forma financial information required by Form 8-K and Regulation SB.

In addition, at their November 2003 special meeting, the XML shareholders approved a reverse split and name change, subject to the discretion of the XML Board of Directors. The merger agreement contemplates a one-for-four (1-for-4) reverse split and a name change to "XFormity Technologies, Inc." to become effective concurrently with the effective date of the merger. The Company anticipates that these changes will be reflected in a new ticker symbol for the Company's common stock.

Sheldon Drobny, Chairman of XML, said: "Our goal has always been to increase the current low market capitalization of XML by merging with a company that has current revenue in an emerging market. XFormity has the team, partners, and business solution that we looked for; but equally impressive is the customer commitment to XFormity. Recurring revenue streams from a growing customer base is a very attractive financial model."

Mark Haugejorde, Chairman of XFormity, said "It has been a pleasure working with the XML Board on this merger. With the Paradigm Millennium Fund's significant holdings in the company, Sheldon Drobny will continue to provide the new Board of Directors with valued insight for the benefit of all shareholders. We are fortunate to have industry experts as new members of the Board, including Paul Dwyer, Vice President of SEI Information Technology, Inc., Shawn Taylor, President of Family EATS; a 29-store Taco Bell franchisee in Houston, TX; and Michael Shahsavari, CFO of MRCO, an 82-store Taco Bell franchisee in Nashville, TN."

About XFormity

XFormity, Inc., based in Dallas, designs and implements superior Business Intelligence software for large and mid-size clients, with a focus in the Quick Service Restaurant industry.  The Company, along with its strategic partner SEI, is able to rapidly roll out flexible, extensible solutions to offer an immediate ROI to the customer.

About XML-Global Technologies, Inc.

XML-Global Technologies, Inc. sold substantially all of its business assets to Xenos Group Inc. in November 2003. Since then, the Company has been engaged in efforts to identify potential business acquisition candidates. To find out more about XML Global (OTCBB: XMLG)

About SEI Information Technology

SEI Information Technology is a premier technology support specialist with expertise in customer support, managed IT services, and custom software. Since 1969, SEI has helped its clients optimize their IT operations and remain focused on their core business. Recognized by Crain's Chicago Business in 2004 as one of the region's largest privately held firms, SEI employs more than 500 technology and business consulting professionals and maintains its headquarters in Oak Brook, IL, with a network of offices in Fargo and Grand Forks, ND, Los Angeles, CA, Merrillville, IN, London, England, and Debrecen, Hungary. To contact SEI, visit www.sei-it.com or call (888) 734-7343.

Safe Harbor for Forward Looking Statements

The statements contained in this press release may include certain projections and forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve a number of risks and uncertainties.. Such statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such expectations will be achieved and that actual results could differ materially from those described. Actual results of future operations of XML Global Technologies, Inc. may differ materially from those indicated by these forward looking statements as a result of various important factors, including, but not limited to, those discussed in the Risk Factors sections of reports filed by XML Global Technologies' with the Securities and Exchange Commission.

For further information, contact:

Jack Rabin, CFO, XML Global Technologies, Inc.
(847) 562-0700

Mark Haugejorde, Chairman XFormity, Inc. (972) 661-1200 x 306